   2. SHAREHOLDER VOTES. During the fiscal year ended June 30, 2009, the following actions were taken by the shareholders of certain of the Portfolios.

   SPECIAL MEETING OF THE SHAREHOLDERS

   A special meeting of shareholders of the Intermediate Municipal Portfolio was held on February 6, 2009. At the February 6, 2009 meeting, shareholders voted and approved a new portfolio management agreement between the Trust and Standish Mellon Asset Management Company LLC. The results of the February 6, 2009 meeting are presented below:

   1. Approval of a portfolio management agreement between the Trust, on behalf of the Intermediate Municipal Portfolio, and Standish Mellon Asset Management Company LLC.

                                % of the Outstanding
                 Shares Voted   Shares of the Portfolio   % of Votes in Favor
   Affirmative:  55,239,784     99.91%                    100.00%
   Against:               0      0.00%                      0.00%
   Abstain:               0      0.00%                      0.00%

   Total:        55,239,784     99.91%                    100.00%